Exhibit 10.29

Distribution Agreement

This Distribution Agreement is between World Mobile LLC, a Delaware limited liability corporation (“World Mobile”) with offices located at 235 Lincoln Rd., Suite 210, Miami Beach, Fl 33139 and International Communications 015 Ltd dba “Hallo 015”, with offices located at Hamalacha 14, Rosh HaAyin City, Israel (referred to as “Distributor”). It sets forth the terms and conditions under which the Distributor agrees to do business with World Mobile.

Definitions:

1.	“Active ESIM” means a ESIM provisioned by World Mobile that has been activated and has not yet reached the end of its Validity Period.

2.	“First Use” means the first billable usage (voice, SMS, or data) for that ESIM.

3.	“Validity Period” means the period during which a plan or top-up remains serviceable as specified in the applicable rate plan.

4.	“Territory” has the meaning set forth in Exhibit A.

5.	“Face Value” means the retail amount associated with an activation or top-up before discounts.

6.	“Distributor Network” means Distributor’s authorized sub-distributors, retailers, agents, and points of sale within the Territory.

World Mobile LLC Distributor Terms & Conditions

I.	Products. Upon World Mobile’s receipt of a purchase order from Distributor (the “Purchase Order”), World Mobile agrees, to supply Distributor with World Mobile Mobile ESIM cards (the “Cards”) pursuant to such Purchase Order. Any and all incoming calls to Israel using the Cards shall be routed to Israel through Distributor’s gateway. Distributor is hereby granted the non-exclusive right to distribute the Cards in the Territory as defined in Exhibit A, attached hereto (the “Territory”).

II.	Term of Agreement. This Agreement shall commence as of the date this Agreement is signed by Distributor and continue thereafter for a period of three (3) years (“Initial Term”). This Agreement shall renew automatically for additional one (1) year periods (“Renewal Term”) unless either party provides the other with written notice of its intent not to renew the Agreement upon at least thirty (30) days prior written notice. World Mobile shall have the right to terminate this Agreement immediately upon Distributor committing an Event of Default (as defined below). All active ESIM card shall continue to be valid through termination of its validation period.

III.	Termination for Convenience. World Mobile may terminate this Agreement, in whole or in part, for any reason upon 90 days' prior written notice. No new activations may occur after the Effective Date. For the purpose of this agreement the term Effective Date shall mean the date on which the 90 days’ period had elapse. Termination for convenience does not relieve Distributor of amounts accrued or payable, including charges for Active ESIMs through their Validity Period. During the notice period, Distributor will cooperate in an orderly wind-down and no new activations may occur after the Effective Date. ESIMs activated prior to the Effective Date will remain serviceable through their Validity Period, even if such Validity Period is after the Effective Date.

World Mobile LLC

IV.	Payment Terms.

A.	All payment terms and discounts will be established and communicated by World Mobile with the initial terms and discounts as defined in Exhibit A, attached hereto. World Mobile shall have the right to change the terms and discounts at any time provided such change is delivered to Distributor in writing. The terms and discount change shall apply to all new Purchase Orders.

B.	Distributor may not place an order for ESIMs in an amount that exceeds the credit limit set up for Distributor after World Mobile’s review of the Distributor’s Credit Application.

V.	Required Services. In order for Distributor to receive ESIMs from World Mobile, Distributor acknowledges, agrees and obliges to provide the following services:

A.	Maintain distribution and inventory of World Mobile’s ESIMs in varieties and quantities appropriate to satisfy market demand;

B.	Representative of Distributor will jointly make a sales presentation with World Mobile’s or its affiliate’s representative(s) when requested; Distributor’s Representative shall not be required to travel outside Israel.

Distributor shall remove or replace any expired advertisement on its Web site and/or Mobile site [if exists] in a timely fashion.

VI.	Events of Default. As used herein, and without limitation of exclusion, the term “Event of Default” shall mean:

A.	Insolvency, receivership or dissolution by Distributor;

B.	Institution of bankruptcy proceedings by or against Distributor;

C.	Distributor fails to meet its obligations pursuant to Section III above;

D.	Distributor fails to perform its Required Services listed in Section IV;

E.	Other breach of this Agreement by Distributor.

VII.	Consequences of Events of Default. In the event that Distributor commits an Event of Default, World Mobile shall have the right to take any or all of the following actions conditioned upon providing a thirty [30] days prior written notice to Distributor:

A.	Impose a late fee of one and one half percent (1.5%) per month (or the maximum amount permitted by law) on the amount owed;

B.	Suspend all shipments of ESIMs to Distributor;

C.	Suspend all new activations of ESIMs by Distributor;

D.	Change Distributor’s Billing Terms;

E.	Decrease Distributor’s discount off face value of ESIMs by two percent (2%) for all ESIMs which has not yet been invoiced;

F.	Compel Distributor, within thirty (30) days of World Mobile’s written request, to return all ESIMs that have not been used, even if such ESIMs are no longer in Distributor’s physical inventory or possession (so that Distributor shall be obligated to collect such ESIMs from its sub-distributors and retailers);

G.	Deactivate telecommunication service on all of the ESIMs that were previously shipped to Distributor and are still in Distributor’s direct control or possession, provided that all active ESIM card shall continue to be valid through termination of its validation period;

H.	Take any other available legal actions against Distributor.

I.	Final Wind-Down. Following termination (including under III(, World Mobile will allow Active ESIMs to remain serviceable through their Validity Period, and will complete a final reconciliation within 30 days after the Effective Date.

World Mobile LLC

VIII.	Indemnification. In the event that World Mobile’s telecommunications service provider is forced to shut down the services on the distributed ESIMs due to an Event of Default committed by the Distributor, then Distributor shall indemnify and hold harmless World Mobile and its affiliates from and against any and all costs, claims, demands, losses, causes of action, government or regulatory fines, suits, proceedings, damages and expenses, including attorney’s fees, arising, whether directly or indirectly, out of Distributor’s failure to timely pay for the. Distributor acknowledges that these damages are significant and that this indemnification is an important inducement for World Mobile to enter into this Agreement.

IX.	Cards Distributed Prior to Activation. In the event that Distributor places ESIMs in stores before World Mobile has activated such ESIMs, then Distributor shall pay World Mobile for the full face value of such ESIMs with no discount applied, and shall further indemnify and hold harmless World Mobile from and against any and all costs, claims, demands, losses, causes of action, government or regulatory fines, suits, proceedings, damages and expenses, including attorney’s fees, arising, whether directly or indirectly, out of Distributor’s failure to request activation prior to placement of ESIMs in stores.

X.	Intellectual Property/Advertising. Distributor recognizes and acknowledges that the World Mobile brand names and the designs, emblems, slogans and insignia of the World Mobile brands (the “World Mobile’s Intellectual Property”), and the goodwill associated therewith, have great value and are the sole property of World Mobile. Distributor agrees it has no claim, right, title or interest in or to any of World Mobile’s Intellectual Property, and Distributor further agrees that it shall not have the right to use the World Mobile Intellectual Property (including, without limitation, marketing or advertising) without World Mobile’s written approval. Distributor shall use the World Mobile (or underlying carriers’) promotional and advertising posters provided to Distributor by World Mobile. Distributor agrees that any unauthorized use of World Mobile’s Intellectual Property as listed above would result in substantial and irreparable harm to World Mobile, entitling World Mobile to immediate injunctive relief, without limitation or waiver of World Mobile’s other legal rights including monetary compensation and/or other reliefs.

Distributor shall not use any World Mobile brand, mark, logo, trade dress, or marketing asset in any medium without World Mobile's prior written approval for each specific use, and only in accordance with World Mobile's Brand Guidelines as provided and updated from time to time. Distributor shall promptly cease any use upon World Mobile's written request.

XI.	Taxes. Distributor must present to World Mobile a tax-exempt certificate. World Mobile is not liable for any applicable taxes assessed by governmental authorities, including but not limited to sales, use, communications, fees or government surcharges directly related to the services sold.

XII.	Document Retention. Distributor will maintain complete and accurate books and records and retain all documentation, including, without limitation, World Mobile invoices and other relevant documentation with respect to its performance under this Agreement for a minimum of three calendar years after the documentation was created or for such longer period as required by law.

World Mobile LLC

XIII.	Audits and Inspections. Upon World Mobile’s request, Distributor will permit and cooperate with World Mobile’s representative or designee, to audit, review and inspect, its books, records, documentation, card inventory and premise, so as evaluate Distributor’s satisfaction of its obligations under the Agreement.

XIV.	Compliance with Laws. Both parties acknowledge that they have reviewed, are familiar with and shall comply with all of the rules and regulations of the applicable state and local authorities having jurisdiction over the activities contemplated it this Agreement, each party’s performance of the Agreement and the sale, use or distribution of World Mobile products. Each party represents and warrants that it has obtained all licenses, permits, consents and other authorizations necessary for the conduct of its businesses.

XV.	No Financial Harm to World Mobile LLC. Distributor will exercise best efforts not to be a party to, nor otherwise participate in a commercial transaction that may result or has resulted, directly or indirectly, in a financial loss to World Mobile. If Distributor acquires or plans to acquire all or substantial all of the business or assets of any person or entity that is a distributor or retailer of mobile phone ESIMs, Distributor will automatically be deemed to have assumed and will timely pay any and all outstanding debt obligations of that person or entity to World Mobile.

XVI.	Confidentiality. This Agreement is confidential between Distributor and World Mobile, and it shall remain confidential for the Term of the Agreement and for two (2) years thereafter. Distributor may not disclose the terms of this Agreement nor the identity of World Mobile’s agents or stores to any third party without the prior written consent of World Mobile. Distributor and its employees and agents further agree to hold strictly confidential all information and materials provided by World Mobile to Distributor that are designated by World Mobile as confidential. Distributor will not use or disclose to any third party any such information or materials without the prior written consent of World Mobile. World Mobile and its employees and agents will hold strictly confidential all materials provide by Distributor to World Mobile unless disclosure is required by law. The parties acknowledge and agree that unauthorized disclosure would cause irreparable harm to World Mobile, which would not be adequately compensated for only by monetary damages. Thus, in addition to its remedies in law, upon unauthorized disclosure, World Mobile shall be entitled to equitable relief including, without limitation, preliminary injunctive relief (obtained on notice orex parte) as well as permanent injunctive relief.

XVII.	Non-disparagement. Distributor agrees that it will never make any negative or disparaging statements (orally or in writing) about World Mobile, its affiliates or their respective stockholders, directors, officers, employees, brands, products, services, financial condition/status or business practices.

XVIII.	Non-solicitation. Distributor agrees that, during the Term of this Agreement and for a period of one (1) year thereafter, Distributor will not, directly or indirectly, solicit, employ, or attempt to solicit or employ, any World Mobile employee, agent or independent contractor. Distributor also agrees not to contact any World Mobile employee, agent or independent contractor for purpose of encouraging, influencing or attempting to influence them to leave or terminate their employment or relationship with World Mobile or to interfere with World Mobile’s activities or business. In the event Distributor hires for work any of World Mobile’s employees, agents or independent contractor while this Agreement is in effect, and for a period of one (1) year thereafter, Distributor shall pay World Mobile an amount equal to two (2) times the employee, agent or independent contractor’s annual compensation, including any bonuses, commission and the likes. World Mobile agrees that, during the Term of this Agreement and for a period of one (1) year thereafter, will not make business with any of Distributor’s activated stores in its authorized territory. World Mobile will provide monthly reports showing status of World Mobile ESIMs distributed and activated through Distributor.

World Mobile LLC

XIX.	Disclaimer. WORLD MOBILE DISCLAIMS ALL WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INTERRUPTION OF USE AND CONTINUED AVAILABILITY.

XX.	Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER WORLD MOBILENOR ITS AFFILIATES WILL BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY [excluding a willful misconduct by World Mobile or any one on its behalf] (a) FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID TO WORLD MOBILE DURING THE PERIOD PRECEDING THE CAUSE WHICH GAVE RISE TO SUCH DAMAGES; (b) FOR ANY COST OF COVER OR PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, SERVICES, OR RIGHTS; (c) FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES; (d) FOR INTERRUPTION OF SERVICES; OR (e) FOR ANY MATTER BEYOND ITS REASONABLE CONTROL, INCLUDING WITHOUT LIMITATION ANY PRODUCTS OR SERVICES PROVIDED BY CARRIERS OF THE CARDS. THE FOREGOING LIMITATION IS A FUNDAMENTAL PART OF THE BASIS OF WORLD MOBILE’S BARGAIN HEREUNDER. WORLD MOBILE WOULD NOT ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATION.

XXI.	Fees and Expenses. If any party institutes an action against any other party regarding this Agreement, the prevailing party will be entitled to receive, in addition to any damages or other relief, all costs reasonably incurred, including reasonable attorneys’ fees.

XXII.	Commitment to Honest and Ethical Business Practices. The parties hereto are committed to honest and ethical business practices, fair and ethical conduct among themselves. World Mobile and Distributor therefore expressly agree that they will at all times conduct the business contemplated herein in a manner that creates a positive business image for both parties and that each party will at all times interact with customers and prospective customers in a fair and honest manner.

XXIII.	Severability. In the event that any section, paragraph or portion of this Agreement is deemed by any court (or final decision of arbitrators) having lawful jurisdiction of the subject matter of this Agreement to be void, voidable or invalid for any reason, this Agreement will be deemed valid and enforceable as if the void, voidable or invalid section, paragraph or portion of this Agreement had not been a part of this Agreement in the first instance.

XXIV.	No Relationship. Each party is acting exclusively as an independent business. Nothing herein shall be construed to create a relationship between the parties in the nature of profit sharing, partnership, joint venture, employment or any other relationship that might impose liability on either party for the other's past, present or future debts, liabilities, obligations, acts or omissions.

XXV.	Choice of Law. Jurisdiction to enjoin the violation of this Agreement, shall reside exclusively in the state of England with venue in London. The laws of the state of England shall also govern all other legal issues without regard to choice laws issues.

XXVI.	Notices. Any notice, report, approval or consent required or permitted hereunder will be in writing via email (with confirmation of delivery) to a party at the addresses set forth in this Agreement.

XXVII.	Binding Effect. This Agreement shall be binding and inure to the benefit of the parties, their successors, heirs, assigns and personal representatives.

XXVIII.	No General Waiver. In the event that either party fails to fully enforce any section, paragraph or portion of this Agreement (whether by action or inaction), that action will apply only for that section, paragraph or portion of this Agreement and only for that instance and will not be considered a permanent waiver its right to enforce that section, paragraph or portion of this Agreement.

XXIX.	Entire Agreement. This Agreement supersedes all other agreements between the parties pertaining to the contemplated transactions and constitutes the entire agreement of the parties regarding the such matters and there are no other oral or written statements and promises upon which any party hereto is relying, other than what is set forth herein in writing or referred to herein. Any amendments will be effective only if made in writing and signed by both parties.

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World Mobile LLC

Distributor Information	World Mobile LLC

Distributor Name:
International Communications 015 Ltd	235 Lincoln Rd, Suite 210
Miami Beach, FL 33139
Address:
Hamalacha 14, Rosh HaAyin City, Israel	Attn: _______________
Phone Number:________
Cell: _________________
Owner’s Name: _____
Federal TAX I.D. #: ______________
E-mail Address: ___________

Distributor	World Mobile LLC

By:	By:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

World Mobile LLC

Exhibit A

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Distribution, Sales, and Authorization

Product Type:	World Mobile Mobile ESIM Cards

Territory:	WORLD WIDE

Distributor Online Sales:	Yes

World Mobile Online Sales:	No

Minimum Weekly Amount:	n/a

Ramp Up Period:	5,000 [five thousand] ESIM for 40 [forty] weeks

Billing Terms:	First Use

Initial Order:	1,000 ESIMs

Initial Order Price:	US$15.00 per ESIM per month

Initial Order Plan:	15 GB US data, unlimited talk & text in US
Distributor provide Israel termination at its own cost.

World Mobile LLC

Exhibit B

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Discounts, Payment Terms& Transfer

1. World Mobile shall sell Cards to Distributor with the brands and at the discounts set forth in the attached Schedule 1 or as otherwise agreed to in writing.

2. Distributor Credit Amount = $5,000 (USD)

3. For all Purchase Orders, billing shall be based on first use of ESIM activation. By 12:00 noon EST on the first business day of each week (usually Monday), World Mobile shall generate a report detailing the number of ESIMs that were first used during the previous week and will send an invoice and such first use report to Distributor via email to YORAM@HALLO.CO.IL. Post-termination, weekly first-use/active-status reports and invoices will continue until all Active ESIMs have reached the end of their Validity Period or are deactivated.

4. Distributor shall pay the amount due on each invoice within 7 days of receipt of the invoice. All payments must be made via a bank wire transfer or ACH payment. If World Mobile has not received good funds from Distributor for all of the ESIMs for which it owes, then such non-payment by Distributor shall constitute an Event of Default. Distributor shall make payment to World Mobile’s bank account as follows:

Bank Name:	Bank TBD
Bank Address

ABA for wires & ACH:	Routing No

Beneficiary name:	World Mobile LLC
235 Lincoln Rd, Suite 210
Miami Beach, FL 33139

Account #:	Account No

World Mobile LLC